Hudson's Grill takes its 50's & 60's
        Americana Restaurant International

        First International Hudson's Grill to open in Guatemala
        City in February '97

        Monday, December 30th, 1996

        Dallas, TX Hudson's Grill of America, Inc. announced today from their corporate offices, based here in Dallas, Texas, that it had signed its first international franchisee. The "late 50's and early 60's", Rock 'n' Roll, small town Hard Rock Cafe style, casual restaurant and bar operator and franchiser stated that a new international Hudson's Grill restaurant will open in Guatemala City, Guatemala, in February of 1997. The new restaurant is currently under construction.

        Thomas A. Sacco, senior vice president of Hudson's Grill of America, released the following information, "Hudson's
        Grill of America is very pleased to announce that DATE, S.A. has signed an exclusive franchise contract to become our first international franchise partner in Guatemala. This definitive agreement between DATE, S.A. and Hudson's Grill of America, enables Hudson's Grill to achieve its goal of becoming an international franchiser, in addition to being a national restaurant chain operator and franchiser in the U.S."

        DATE, S.A.'s partners are owners and operators of very successful restaurants and bars in Guatemala City. Their "Savoy" restaurant bar is one of the single most successful "in-spots" in Guatemala City, catering to international tourists and the Guatemalan upper class. Mr. Arturo Matta, a principal in DATE, S.A., and his partners selected Hudson's Grill as their next expansion vehicle, after Mr. Matta came to the United States and visited a number of American franchisors this past summer. Matta and his partners felt that Guatemala is ready for true American casual style dining, and no one epitomizes American casual dining better than Hudson's Grill. The Guatemalan Hudson's Grill will be located in the "Zone Viva", the tourist and shopping area of Guatemala City.

        Sacco noted that with the resurgent business economy in Central America, especially Guatemala, the Guatemalans have acquired a desire to eat American. Guatemala City is currently undergoing a major transformation. A new Marriott Hotel, a new Inter-Continental Hotel, as well as a new TGIFriday's, are all currently under construction in the Zona Viva sector. Hudson's Grill is expected to open to a packed house. Sacco expects very few changes to be made to the Hudson's Grill menu, except for the addition of a few local fresh grilled seafood items. The Hudson's Grill restaurant will cater to international tourists and business travelers, as well as, the Guatemalan upper class. The Hudson's Grill decor will be somewhat more upscale due to the demographic profile of the customers it will be catering to, as well as the very unique and temperate climate in Guatemala. Open-air dining will play a major role in the Hudson's Grill restaurant design. DATE, S.A. will import all the proprietary and essential menu ingredients from the U.S. to insure that every guest has a first hand American experience when they dine in Guatemala City at Hudson's Grill, from the sizzling fajitas, and mouth watering hamburgers, to the almost world famous ice cream mud pies.

        Hudson's Grill continues to build corporate restaurants and franchise their 4500 square foot "BURGERS * SHAKES * ROCK 'n' ROLL" Americana restaurant and bar concept across the U.S., as well as, entertain serious franchising inquiries from Canada, Mexico, Central and South America, Europe and Pacific Rim countries.

        Hudson's Grill of America, Inc., celebrating its 11th year of operation, is publicly traded on the NASDAQ Bulletin Board, under the symbol HDSG.

                                Exhibit 1



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